EXHIBIT 99.1
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For further information, please contact:
Edward H. Sibbald, Executive Vice President
(708) 865-1053

           MIDWEST BANC HOLDINGS, INC. DECLARES 3 FOR 2 STOCK DIVIDEND
                SPECIAL STOCKHOLDER MEETING SET FOR JULY 1, 2002

Melrose Park, IL (June 4, 2002)--Midwest Banc Holdings, Inc. (Nasdaq: MBHI), a community-based bank holding company, reported that the Board of Directors declared a 3-for-2 stock dividend, subject to stockholder approval of an increase in MBHI's authorized common stock shares.

Subject to the above stockholder approval, the stock dividend will be payable on July 9, 2002 to stockholders of record on July 1, 2002. As a result of the stock dividend, stockholders of record on the record date will be entitled to receive an additional one-half share of common stock for each share of common stock currently held.

A special stockholder meeting has been called for Monday, July 1, 2002 to approve an increase in the authorized common stock from 17,000,000 to 24,000,000 shares, $0.01 par value. A Notice of Meeting and Proxy statement announcing the special stockholder meeting was mailed on June 3, 2002 to all stockholders of record as of May 27, 2002.

E. V. Silveri, Chairman of the Board of Directors, stated: "The additional 7,000,000 shares will allow the Board to execute the stock dividend and provide additional capacity for accommodating other opportunities consistent with our publicly announced objectives to expand our business through branching and acquisitions."

Brad A. Luecke, President and Chief Executive Officer, noted that the additional authorized shares and the stock dividend have many benefits going forward. He stated "The additional issuance capacity increases our financing flexibility as we pursue new opportunities and continue our profitable growth strategies. The stock dividend should provide additional liquidity and potential public float in terms of our stock, and the adjusting effect on price should bring the stock price back to a more desirable and affordable range for individual investors."

MBHI has paid quarterly cash dividends since 1984. The current quarterly cash dividend is $.15 per share. 2-for-1 stock dividends were declared in 1996 and 1997.

Midwest Banc Holdings, Inc. provides a wide range of commercial and consumer banking services, trust services, residential mortgage origination, insurance and securities brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. MBHI's four principal operating subsidiaries are:
Midwest Bank and Trust Company, Midwest Bank of Hinsdale, Midwest Bank of McHenry County and Midwest Bank of Western Illinois.

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This press release contains certain "Forward-Looking Statements," including but not limited to the third paragraph of this press release relating to the Company's goals for fiscal 2002, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business which should be considered in evaluating "Forward-Looking Statements."